EXHIBIT 4

EHI CAR SERVICES LIMITED

May 22, 2015

eHi Car Services Limited

Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road

Shanghai, 200062

The People’s Republic of China

Re: eHi Car Services Limited - Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to you in connection with (i) the Securities Purchase Agreement (the "Primary Purchase Agreement"), dated as of May 22, 2015 by and among eHi Car Services Limited (the "Company") and the investors party thereto (the "Buyers"), with respect to the purchase of certain number of Class A common shares of the Company, par value $0.001 per share (the "Primary Purchased Common Shares") and (ii) the Securities Purchase Agreement, dated as of May 22, 2015 by and among the Buyers and the other parties listed on the signature pages attached thereto (the "Sellers") (the "Secondary Purchase Agreement" and together with the Primary Purchase Agreement, the "Purchase Agreements") with respect to the purchase of certain number of the Common Shares (the "Secondary Purchased Common Shares", and together with the Primary Purchased Common Shares, the "Purchased Common Shares") and certain number American Depositary Shares, each representing two (2) Class A common shares of the Company (the "ADSs", together with the Purchased Common Shares, the “Purchased Securities”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Primary Purchase Agreement.

The undersigned agrees that, commencing on the date hereof and ending on November 21, 2015 (the "Lock-Up Period"), the undersigned will not, and will cause all affiliates (as defined in Rule 144) of the undersigned not to, (i) offer for sale, sell, charge, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Purchased Securities or sell or grant options, rights or warrants with respect to any Purchased Securities or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Purchased Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchased Securities in cash; in each case without the prior written consent of the Company.

Notwithstanding the foregoing, the undersigned may transfer Purchased Securities (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) as a distribution to limited partners, members or stockholders of the undersigned, (iii) to the undersigned’s affiliates, to any investment fund or other entity controlled or managed by the undersigned, or to any investment manager or investment advisor

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of the undersigned or an affiliate of any such investment manager or investment advisor, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above, and (v) pursuant to an order of a court or regulatory agency; provided that in the case of each transfer or distribution pursuant to clauses (i) through (iv) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein; (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and (c) any such transfer or distribution shall not require the Company or either party to such transfer to make any filing or registration with the U.S. Securities and Exchange Commission ("SEC") under the rules and regulations issued by the SEC, U.S. Securities Act of 1933 and the Securities Act of 1934, or any other relevant laws or regulations.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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Very truly yours,

TIGER GLOBAL MAURITIUS FUND
Exact Name of Shareholder

/s/ Moussa Taujoo
Authorized Signature

Director
Title

Agreed to and Acknowledged:

EHI CAR SERVICES LIMITED

By:	/s/ Ray Ruiping Zhang
	Name:	Ray Ruiping Zhang
	Title:	CEO

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